Exhibit 99.3

FORM OF PROMISSORY NOTE

PROMISSORY NOTE	September 14, 2018
INTEREST RATE: 0.1%
TERM: 1 YEAR

Grow Generation HG Corp, a Delaware Corporation with offices at 1000 W. Mississippi, Denver CO 80223 through its authorized signatory Darren Lampert (hereinafter referred to as (“PAYOR”), hereby agrees to pay to Virgus, Inc d/b/a Heavy Garden, a California “S “Corporation, (hereinafter “PAYEE”), the sum of Seventy-Two Thousand Dollars ($72,000.00).

For the value received under Section 2.2.1 of the Asset Purchase Agreement, dated August 28th, 2018 by and among Grow Generation HG Corp, a Delaware Corporation with offices at 1000 W. Mississippi, Denver CO 80223, and Virgus, Inc d/b/a Heavy Garden, PAYOR promises to pay to the order of PAYEE the principal sum of Seventy-Two Thousand Dollars ($72,000.00) with interest at ..1%.

PAYOR shall pay to the PAYEE the amount set forth on Schedule A attached hereto each month. These monthly payments shall commence on October 14, 2018 and continue on the same day of each month for sixty months. Full payment of the principal is due on or before September 14, 2019, said date being the maturity date. A Loan Schedule is attached hereto as Schedule A.

PAYOR may prepay this loan in full at any time without penalty.

At the option of the PAYEE, this note shall become immediately due and payable upon any of the following events of default:

1.	The institution by or against the undersigned of any proceedings under the bankruptcy act or any other law in which the undersigned is alleged to be insolvent or unable to pay the undersigned debts as they mature or the making by the undersigned of an assignment for the benefit of creditors:

2.	PAYOR fails to cure within in ten (10) days of receiving notice from PAYEE that a monthly obligation is ten (10) days overdue.

The PAYOR agrees to pay any and all expenses, including reasonable attorney’s fees, which may be incurred by the PAYEE in the enforcement or protection of his rights in connection with this loan.

The terms, payments and obligations evidenced by this note are subject to the provisions of the laws of the State of Colorado.

No delay or omission on the part of the PAYEE in exercising any right hereunder shall operate as the waiver of such right of the PAYEE, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any right on any future occasion.

This note shall be assignable by the PAYEE.

The proceeds of the loan represented by this note may be paid to any one or more of the undersigned. All rights and obligations hereunder shall be governed by the laws of the State of Colorado and this note shall be deemed to be under seal.

Executed under seal this 14th day of September 2018.

Darren Lampert
Authorized Signatory
GrowGreneration HG Corp

Witness: